Exhibit 99.1

Micron Announces Leadership Appointments to Accelerate
Innovation and Growth

Manish Bhatia appointed President and Chief Operating
Officer; Scott DeBoer appointed President and Chief
Technology and Products Officer

BOISE, Idaho, Aug. 26, 2026 — Micron Technology, Inc. (Nasdaq: MU) today announced the promotion of two senior executives to newly expanded leadership roles designed to further strengthen the company's execution, innovation and long-term growth strategy.

AI is driving the need for additional and higher performance memory to accelerate intelligence.  This need is broad-based, across markets and with new and existing customers, and involves more leading edge and differentiated memory products, including customer specific memory solutions.  Micron is aligning its executive team and reporting structures to meet this future and deliver value for all its stakeholders.

Effective immediately, Manish Bhatia has been appointed to president and chief operating officer, and Dr. Scott DeBoer has been appointed to president and chief technology and products officer.

In his new role, Bhatia will lead Micron’s global operations and business units, with accountability for the company’s operating P&L, spanning capital investment, manufacturing execution, and customer demand, pricing and delivery. This expanded scope ensures the company’s growth strategy remains closely aligned with customer and market needs. In his new role, DeBoer will be responsible for advancing the company's industry-leading memory and storage roadmap, accelerating innovation to meet customers' rapidly evolving requirements, and overseeing Micron Research Labs, a global flagship research hub dedicated to breakthrough memory and compute technologies that will define the next decade and beyond.

"Micron will always seek new ways to best deliver for our customers. Today’s announcement is about ensuring that we are strategically aligned as an organization to meet the needs of our customers in an AI-enabled future," said Sanjay Mehrotra, chairman and chief executive officer of Micron Technology. "Manish and Scott have each made extraordinary contributions to Micron's growth, technology leadership and operational excellence. The Board of Directors and I have the highest confidence in their leadership, vision and ability to continue to work with me to guide Micron through its next chapter of innovation and value creation.”

Sumit Sadana, executive vice president and chief business officer, has transitioned to a new role as Senior Advisor to the CEO.

Mehrotra added, “I also want to thank Sumit for his many years of leadership and contributions to Micron. He has deepened customer partnerships and has helped shape the strategy that has positioned us for the AI era. Beyond his many contributions, he has also been a great partner and friend.”

Since joining Micron in 2017, Bhatia has led the company’s global operations, overseeing manufacturing and factory construction, supply chain, procurement, quality, information technology, artificial intelligence and global government affairs. During his tenure, Micron has built a more integrated, resilient and technology-enabled operating model and has demonstrated industry-recognized leadership in quality, AI and smart manufacturing. As a result, Micron is better positioned to respond to evolving customer requirements, scale capacity efficiently and deepen its position as a trusted strategic partner to customers worldwide.

Since joining Micron in 1995, DeBoer has been a driving force behind the company’s technology and product portfolio. He has led the development and delivery of 15 technology nodes, helping Micron achieve industry-leading innovation and translate its technology leadership into an increasingly competitive product offering. DeBoer has also expanded and deepened Micron’s technical partnerships with customers and suppliers, strengthening collaboration across the ecosystem and supporting the company’s ability to deliver differentiated solutions at scale.

These leadership appointments are part of Micron's ongoing commitment to developing world-class executive leadership talent and ensuring the company is well positioned to capitalize on the significant opportunities ahead in the memory and storage industry.

About Micron Technology, Inc.

Micron Technology, Inc. is a global leader in semiconductor memory and storage, powering AI and compute-intensive applications from cloud to edge. With a relentless focus on our customers, technology and product leadership, and manufacturing and operational excellence, Micron’s comprehensive portfolio of high-performance DRAM, NAND and NOR solutions deliver the speed, efficiency, and scale today’s workloads demand, accelerating intelligence to enrich life for all. To learn more about Micron Technology, Inc. (Nasdaq: MU), visit micron.com.

© 2026 Micron Technology, Inc. All rights reserved. Information, products, and/or specifications are subject to change without notice. Micron, the Micron logo, and all other Micron trademarks are the property of Micron Technology, Inc. All other trademarks are the property of their respective owners.

Micron Media Relations Contact
Mark Plungy
Micron Technology, Inc.
+1 (408) 203-2910
corpcomms@micron.com

Micron Investor Relations Contact
Satya Kumar
Micron Technology, Inc.
+1 (408) 450-6199
satyakumar@micron.com